Exhibit 99.1

Contacts:

Investors:

Dean Schorno

Genomic Health

650-569-2281

investors@genomichealth.com

Media:

Emily Faucette

Genomic Health

650-569-2824

media@genomichealth.com

Genomic Health Announces Third Quarter 2012 Financial Results and Business Progress

Product Revenue Increased 13% Compared with Prior Year

Delivered Net Income of $3.7 Million

Positive Prostate Cancer Data Submitted to ASCO Genitourinary Cancers Symposium — On Target to Launch Test in First Half 2013

6 Abstracts Accepted for Presentation at San Antonio Breast Cancer Symposium

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif.,  November 7, 2012 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended September 30, 2012.

Total revenue increased to $58.6 million in the third quarter of 2012, compared with $52.1 million in the third quarter of 2011, an increase of 13 percent.  Product revenue was $58.4 million in the third quarter of 2012, compared with $51.7 million for the same period in 2011, an increase of 13 percent.

Net income was $3.7 million in the third quarter of 2012, compared with net income of $3.2 million in the third quarter of 2011.

Basic and diluted net income per share applicable to common stockholders was $0.12 and $0.11, respectively in the third quarter of 2012, compared with basic and diluted net income per share of $0.11 and $0.10, respectively, for the same period in 2011.

“In the third quarter, we delivered strong net income and a 13 percent increase in year-over-year product revenue, led by significant international growth reflecting the diversification of our business and continued progress in capturing an important global opportunity,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “Further, with the announcement of positive prostate cancer validation study results, we are now positioned to leverage our proven commercial infrastructure in addressing a third major cancer, and one of the greatest needs in medicine, by making the Oncotype® DX prostate cancer test available in the first half of 2013.”

Total operating expenses for the third quarter of 2012 were $54.9 million, including cost of product revenues of $9.0 million, compared with total operating expenses for the comparable period in 2011 of $48.7 million, including cost of product revenues of $9.2 million.  Included in operating expenses for the third quarter of 2012 were non-cash charges of $4.6 million, including $3.4 million of stock-based compensation expense and $1.2 million of depreciation and amortization expenses, compared with non-cash charges of $4.7 million, including $2.9 million of stock-based compensation expense and $1.8 million of depreciation and amortization expenses for the same period in 2011.

In the third quarter of 2012, more than 18,030 Oncotype DX test results were delivered, an increase of 7 percent, compared with 16,890 test results delivered in the third quarter of 2011.

Financial Results for Nine Months Ended September 30, 2012

Total revenue for the nine months ended September 30, 2012 was $174.7 million, compared with $152.7 million for the first nine months of 2011, an increase of 14 percent.  Product revenue for the nine months ended September 30, 2012 was $173.5 million, compared with $151.6  million for the first nine months of 2011, an increase of 14 percent.

Net income was $6.3 million for the nine months ended September 30, 2012, compared with net income of $5.3 million for the first nine months of 2011.

Basic and diluted net income per share was $0.21 and $0.20, respectively, for the nine months ended September 30, 2012, compared with basic and diluted net income per share of $0.18 and $0.17, respectively, for the same period in 2011.

Cash and cash equivalents and investments in marketable securities at September 30, 2012 were $127.0 million, compared with $100.5 million at December 31, 2011.

Recent Business Highlights:

Oncotype DX Breast and Colon Cancer Commercial Progress

•                  Established reimbursement with three additional state Medicaid programs for node-negative breast cancer patients.

•                  Secured incremental international reimbursement for the Oncotype DX breast cancer test in France, Greece, Kuwait and Spain.

•                  The Journal of Medical Economics and Bulletin du Cancer published studies demonstrating that the Oncotype DX breast cancer test is expected to be cost saving in Germany and France, respectively.

Medical Meeting Presentations and Pipeline

•                  Announced positive topline results from a large clinical validation study of the Oncotype DX Genomic Prostate Score (GPS).  Complete data from this study has been submitted for presentation at the 2013 Genitourinary Cancers Symposium in February.  Based on the positive results, the company plans to make the test available to physicians and patients in the first half of 2013.

•                  Presented data from three studies at the 2012 European Society of Medical Oncology (ESMO) Congress that support expanded use of Oncotype DX tests in optimizing treatment decisions for breast and colon cancer patients at various stages of disease.

•                  Presented new data from two studies at the 2012 ASCO Breast Cancer Symposium that reinforce the value of Oncotype DX in node-positive breast cancer patients and provide further background on the development of the Oncotype DX DCIS (ductal carcinoma in situ of the breast) Score.

•                  Received acceptance for six Oncotype DX studies at the upcoming San Antonio Breast Cancer Symposium (SABCS) in December.

Conference Call Details

To access the live conference call today, November 7, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is a global healthcare company that provides actionable genomic information to personalize cancer treatment decisions.  The company’s lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer and has been shown to predict the likelihood of recurrence in ductal carcinoma in situ (DCIS).  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multi-gene expression test developed for the assessment of risk of recurrence in patients with stage II and stage III disease.  As of September 30, 2012, more than 10,000 physicians in over 65 countries had ordered more than 320,000 Oncotype DX tests.  Genomic Health has a robust pipeline focused on developing tests to optimize the treatment of prostate and renal cell cancers, as well as additional treatment decisions in breast and colon cancers.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland.  For more information, please visit, www.GenomicHealth.com. To learn more about Oncotype DX tests, visit: www.OncotypeDX.com and www.mybreastcancertreatment.org.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our belief that the growth in our international business reflects our continued progress in capturing an important global opportunity; our belief that we are positioned to leverage our proven commercial infrastructure in addressing a new cancer; our expectations regarding the timing of an expected launch of a test for prostate cancer; our expectations regarding the possible benefits of  any new prostate cancer test; the focus and attributes of the company’s product pipeline; the ability of the company to develop additional tests in the future; and the ability of any potential tests the company may develop to optimize cancer treatment. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks related to the commercial launch of a new test for prostate cancer; the results of clinical and developmental studies; the applicability of clinical study results to actual outcomes; our ability to develop and commercialize new tests and the timing thereof; unanticipated costs or delays in research and development efforts; the applicability of initial next generation sequencing studies to future results; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop, both domestically and abroad; our ability to compete against third parties; the risks and uncertainties associated with the regulation of our tests by the FDA and other agencies abroad; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES:
Product revenues	$58,371	$51,661	$173,459	$151,611
Contract revenues	277	397	1,287	1,102
Total revenues	58,648	52,058	174,746	152,713

OPERATING EXPENSES (1):
Cost of product revenues	9,037	9,195	27,377	26,480
Research and development	12,267	9,611	35,775	29,582
Selling and marketing	21,526	20,157	69,657	61,220
General and administrative	12,107	9,696	35,518	29,904
Total operating expenses	54,937	48,659	168,327	147,186

Income from operations	3,711	3,399	6,419	5,527
Interest income	77	77	226	217
Other income (expense), net	33	(113)	(112)	(191)
Income before income taxes	3,821	3,363	6,533	5,553

Income tax expense	109	138	243	266
Net income	$3,712	$3,225	$6,290	$5,287
Basic net income per share	$0.12	$0.11	$0.21	$0.18
Diluted net income per share	$0.11	$0.10	$0.20	$0.17
Shares used in computing basic net income per share	30,580	29,491	30,233	29,311
Shares used in computing diluted net income per share	32,578	30,808	32,095	30,661

(1)         Included in operating expenses for the three months ended September 30, 2012 were non-cash charges of $4.6 million, including $3.4 million of stock-based compensation expense and $1.2 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2011 of $4.7 million, including $2.9 million of stock-based compensation expense and $1.8 million of depreciation and amortization expenses.

Included in operating expenses for the nine months ended September 30, 2012 were non-cash charges of $14.8 million, including $10.8 million of stock-based compensation expense and $4.0 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2011 of $14.3 million, including $8.8 million of stock-based compensation expense and $5.5 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of June 30, 2012	As of December 31, 2011
	(Unaudited)

Cash and cash equivalents	$57,959	$32,869
Short-term marketable securities	68,251	67,605
Accounts receivable, net	19,926	21,077
Prepaid expenses and other current assets	8,630	7,444
Total current assets	154,766	128,995

Long-term marketable securities	771	—
Property and equipment, net	11,799	9,443
Other assets	5,837	4,560
Total assets	$173,173	$142,998

Accounts payable	$3,392	$7,025
Accrued expenses and other current liabilities	19,933	17,265
Deferred revenues	800	2,060
Other liabilities	2,211	1,289
Stockholders’ equity	146,837	115,359
Total liabilities and stockholders’ equity	$173,173	$142,998

The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2011.